UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 7, 2006

VitalStream Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-10013	87-0429944
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

One Jenner, Suite 100 Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:

(949) 743-2000

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

On July 7, 2006, we entered into an employment offer letter with Michel Maeso, our Executive Vice President of Sales, to commence employment on July 24, 2006. Under the letter, Mr. Maeso is entitled to receive base compensation of $190,000 annually and is eligible to receive bonuses based on our achievement of annualized target sales revenues based on our fiscal plan. On July 28, 2006, Mr. Maeso received options to purchase 175,000 shares of our common stock at an exercise price of $8.25 per share. In addition, if we achieve certain target revenues, our management will request that Mr. Maeso receive an option to purchase at least an additional 50,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the date of grant. Mr. Maeso is eligible to receive reimbursements of up to $15,000 in moving expenses.

As of July 20, 2006, Michael Linos, our former Executive Vice President of Sales, was replaced as Executive Vice President of Sales and was named the Vice President, Strategic Sales of our subsidiary, VitalStream, Inc. Under a related letter agreement, Mr. Linos is entitled to receive base compensation of $175,000 annually and is eligible to receive a bonus at the discretion of our senior management and our Compensation Committee. Although Mr. Linos is an at-will employee, his compensation payments are guaranteed until April 20, 2007, at which time Mr. Linos’ employment will automatically terminate unless extended by mutual agreement. Notwithstanding the foregoing, if Mr. Linos terminates his employment with us without cause, or if we terminate his employment for cause, prior to April 20, 2007, he will not be entitled to further compensation after such termination date. Under the agreement, the unvested portion of a stock option granted to Mr. Linos on December 2, 2004, in the amount of 37,500 shares, immediately vested.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit	Location

10.1	Offer Letter with Michel Maeso.	Filed herewith

10.2	Amendment to Offer Letter with Michael Linos.	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VitalStream Holdings, Inc.

Dated: September 12, 2006	By	/s/ Eric L. Mersch
Eric L. Mersch
Chief Financial Officer